UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2010

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
Suite 3500
Hunt Valley, Maryland  21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

On April 13, 2010, Omega Healthcare Investors, Inc. (“Omega”) entered into a new $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2010 Credit Facility matures in four years, on April 13, 2014; provided, however, if Omega has not refinanced or repaid its $310 million, 7% Senior Notes due April 2014 prior to December 31, 2013, the maturity date for the 2010 Credit Facility will become December 31, 2013.

The 2010 Credit Facility is being provided by Bank of America, N.A., Deutsche Bank Trust Company Americas, UBS Loan Finance LLC, General Electric Capital Corporation, Crédit Agricole Corporate and Investment Bank, Jefferies Group, Inc., RBS Citizens, N.A. and Stifel Bank & Trust (the “2010 Lenders”) pursuant to a Credit Agreement, dated as of April 13, 2010 (the “2010 Credit Agreement”), among the Omega subsidiaries named therein (the “2010 Borrowers”), the 2010 Lenders, and Bank of America, N.A., as administrative agent.  Omega and its subsidiaries have guaranteed the obligations of the 2010 Borrowers under the 2010 Credit Agreement in favor of the Bank of America, N.A.

From time to time, certain of the 2010 Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Omega or served as underwriters or sales agents for offerings of Omega’s equity or debt, for which they have received customary fees.

The material terms of the 2010 Credit Facility are as follows:

Interest Rates and Fees.    The interest rates per annum applicable to the 2010 Credit Facility are the reserve-adjusted LIBOR Rate (the “Eurodollar Rate”), plus the applicable margin (as defined below) or, at our option, the base rate, which will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate for a Eurodollar Loan with an interest period of one month plus 1.25%, in each case, plus the applicable margin (as defined below). The applicable margin with respect to the 2010 Credit Facility is determined in accordance with a performance grid based on our consolidated leverage ratio. The applicable margin may range from 4.25% to 3.25% in the case of Eurodollar Rate advances, from 3.0% to 2.0% in the case of base rate advances, and from 4.25% to 3.25% in the case of letter of credit fees. The default rate on the 2010 Credit Facility is 3.00% above the interest rate otherwise applicable to base rate loans.  We are also obligated to pay a commitment fee of 0.50% on the unused portion of the 2010 Credit Facility.

Prepayments.    In certain circumstances set forth in the 2010 Credit Agreement, we may prepay the 2010 Credit Facility at any time in whole or in part without fees or penalty.

Covenants.    The 2010 Credit Facility contains customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on our transfer of ownership and management. In addition, the 2010 Credit Facility contains financial covenants including, without limitation, with respect to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum distributions.

Events of Default.    The 2010 Credit Facility includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments, and loss of real estate investment trust (“REIT”) status.

Right to Increase Maximum  Borrowings. Pursuant to the terms of the 2010 Credit Agreement, the 2010 Lenders have agreed that in certain circumstances Omega may increase the revolving commitments under the 2010 Credit Facility by up to an additional $100 million, for maximum aggregate borrowings outstanding of up to $420 million.

Security and Guarantees.    Omega and its subsidiaries that are not borrowers under the 2010 Credit Facility guarantee the obligations of the 2010 Borrowers under the 2010 Credit Facility. All obligations under the 2010 Credit Facility and the related guarantees are secured by a perfected first priority lien on certain real properties and all improvements, fixtures, equipment and other personal property relating thereto of the 2010 Borrowers, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties.

At April 13, 2010, Omega had no borrowings outstanding under the 2010 Credit Facility.

The 2010 Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02  Termination of  a Material Definitive Agreement.

On April 13, 2010, Omega terminated its previous revolving senior secured credit facility (the “2009 Credit Facility”).  The 2009 Credit Facility was provided pursuant to that certain credit agreement, dated as of June 30, 2009 (the “2009 Credit Agreement”) with Banc of America Securities LLC as lead arranger, Bank of America, N.A. as administrative agent and a syndicate of other financial institutions as lenders, which included Bank of America, N.A., Deutsche Bank Trust Company Americas, UBS Loan Finance LLC and General Electric Capital Corporation (the “2009 Lenders”).  The 2009 Credit Facility initially provided a $200 million senior secured three-year revolving credit facility. The borrowers under the 2009 Credit Facility were certain of Omega’s subsidiaries that hold borrowing base properties (the “2009 Borrowers”).

The material terms of the 2009 Credit Facility were as follows:

Interest Rates and Fees.    The interest rates per annum applicable to the 2009 Credit Facility were the Eurodollar Rate, plus the applicable margin (as defined below) or, at our option, the base rate, which was the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day (or if no rate was determined on such day the next preceding day for which a Eurodollar Rate was determined) for a Eurodollar Loan with an interest period of one month plus 1.25%, in each case, plus the applicable margin (as defined below). The applicable margin with respect to the 2009 Credit Facility was determined in accordance with a performance grid based on our consolidated leverage ratio. The applicable margin ranged from 4.75% to 3.75% in the case of Eurodollar Rate advances, from 3.5% to 2.5% in the case of base rate advances, and from 4.75% to 3.75% in the case of letter of credit fees. The default rate on the 2009 Credit Facility was 3.00% above the interest rate otherwise applicable to base rate loans. The 2009 Borrowers were also obligated to pay a commitment fee of 0.50% on the unused portion of the 2009 Credit Facility.

Prepayments.    The 2009 Credit Agreement provided for prepayment of the 2009 Credit Facility at any time in whole or in part without fees or penalty.

Covenants.    The 2009 Credit Facility contained customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on our transfer of ownership and management. In addition, the 2009 Credit Facility contained financial covenants including, without limitation, with respect to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum distributions.

Events of Default.    The 2009 Credit Facility included customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments, and loss of REIT status.

Right to Increase Maximum  Borrowings. Under the 2009 Credit Agreement, the 2009 Lenders agreed that in certain circumstances Omega may increase the revolving commitments under the 2009 Credit Facility by up to an additional $100 million, for maximum aggregate borrowings outstanding of up to $300 million.

Security and Guarantees.    Omega and its subsidiaries that were not borrowers under the 2009 Credit Facility guaranteed the obligations of the 2009 Borrowers under the 2009 Credit Facility. All obligations under the 2009 Credit Facility and the related guarantees were secured by a perfected first priority lien on certain real properties and all improvements, fixtures, equipment and other personal property relating thereto of the 2009 Borrowers, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties.

Omega and its subsidiaries terminated the 2009 Credit Facility in connection with the effectiveness of the 2010 Credit Facility.  Omega did not experience any material early termination penalties due to the termination of the 2009 Credit Facility.  For the three month period ending June 30, 2010, Omega will record a one-time, non-cash charge of approximately $3.5 million relating to the write-off of deferred financing costs associated with the termination of the 2009 Credit Facility.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the 2010 Credit Facility.

Item 9.01.  Financial Statements and Exhibits.

10.1
Credit Agreement, dated as of April 13, 2010, among OHI Asset, LLC, OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (CA), LLC, Delta Investors I, LLC, Delta Investors II, LLC, OHI Asset (CO), LLC, Colonial Gardens, LLC, Wilcare, LLC, Texas Lessor- Stonegate, LP, OHIMA, Inc., Canton Health Care Land, Inc., Dixon Health Care Center, Inc., Hutton I Land, Inc., Hutton II Land, Inc., Hutton III Land, Inc., Leatherman Partnership 89-1, Inc., Leatherman Partnership 89-2, Inc., Leatherman 90-1, Inc., Meridian Arms Land, Inc., Orange Village Care Center, Inc., St. Mary’s Properties, Inc. the lenders named therein, and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ Robert O. Stephenson
Name: Robert O. Stephenson
Title: Chief Financial Officer

Dated:  April 16, 2010